                                                                    EXHIBIT 99.1



FOR IMMEDIATE DISTRIBUTION

CONTACT:        Corporate Communications           Investor Relations
                404-715-2554                       404-715-6679

               DELTA AIR LINES REPORTS SECOND QUARTER 2003 RESULTS

ATLANTA, July 17, 2003 - Delta Air Lines (NYSE:DAL) today reported results for the quarter ending June 30, 2003, and other significant news. The key points are, Delta:

- REPORTS SECOND QUARTER NET INCOME OF $184 MILLION, OR $1.40 DILUTED EARNINGS PER COMMON SHARE, WHICH INCLUDES GOVERNMENT REIMBURSEMENTS AND A GAIN FROM THE SALE OF WORLDSPAN.

- EXCLUDING UNUSUAL ITEMS DESCRIBED BELOW, REPORTS A SECOND QUARTER NET LOSS OF $237 MILLION, OR $1.95 LOSS PER COMMON SHARE, WHICH IS $75 MILLION WORSE THAN THE JUNE 2002 QUARTER NET LOSS.

- ENDS QUARTER WITH $3.0 BILLION IN CASH, OF WHICH $2.8 BILLION IS UNRESTRICTED CASH.

-        REPORTS OPERATING PROFIT OF $31 MILLION FOR THE MONTH OF JUNE.

- CONTINUES TO EXECUTE PLANS TO ADDRESS INDUSTRY CHALLENGES WHILE ANTICIPATING A SLOW RECOVERY.


         Delta Air Lines reported net income of $184 million and diluted earnings per share of $1.40 for the June 2003 quarter, which includes government reimbursements of security costs and a gain from the sale of Delta's equity investment in Worldspan. In the June 2002 quarter, Delta reported a net loss of $186 million and loss per share of $1.54.

         Excluding the unusual items described below, the June 2003 quarter net loss and loss per share were $237 million and $1.95, respectively, compared to a net loss of $162 million and loss per share of $1.34 in the June 2002 quarter. The First Call consensus estimate for the June 2003 quarter was a loss per share of $2.08, excluding unusual items. Delta reported an operating profit of $31 million in the month of June. Positive cash flow from operations was $335 million for the June 2003 quarter, which included government reimbursements of $398 million.

         Note 1 to the attached Consolidated Statements of Operations shows a reconciliation of the reported net income to the net loss excluding unusual items, as well as reconciliations of other financial measures including and excluding unusual items.

EARNINGS PERFORMANCE

         "Even though we saw some initial post-war traffic recovery, the overall revenue environment remains weak. One-time events played the most significant role in Delta's June quarter results," said Leo

F. Mullin, chairman and chief executive officer. "While encouraged by our progress, it is clear that Delta must remain diligent in our efforts to establish a viable revenue-to-cost relationship. Delta still faces many challenges as we cautiously emerge from the worst business cycle in our company's history."

         Second quarter operating revenues decreased 4.8 percent, compared to the June 2002 quarter. Charter revenue for the June 2003 quarter was $71 million, including $51 million from military charters. The significant increase in military charter revenue offsets some of the negative revenue impact due to the military action in Iraq. Passenger unit revenues increased 6.1 percent, compared to the June 2002 quarter. Delta has outperformed the industry in year-over-year unit revenue comparisons for each of the last 13 months through May 2003 and expects to continue to outperform the industry for the June 2003 quarter.

         As a result of the government reimbursements, which were recorded as an offset to operating expenses, operating expenses for the June 2003 quarter decreased 13.6 percent and unit costs decreased 3.4 percent as compared to the June 2002 quarter.

         Excluding unusual items, operating expenses decreased 1.9 percent, compared to the June 2002 quarter. Excluding unusual items, unit costs increased
9.7 percent and fuel price neutralized(1) unit costs increased 7.4 percent, principally due to significant capacity reductions in the June 2003 quarter. The increase in total unit costs was primarily war-related, driven by higher fuel costs and short-term capacity reductions. Increases in fuel price drove unit costs up 2.3 percent, while the war-related capacity reductions caused an additional 7.1 percent year-over-year increase. Absent these items, unit costs would have been flat to the prior year.

         The load factor for the June 2003 quarter was 75.2 percent, a 1.8 point increase as compared to the June 2002 quarter. System capacity was down 10.7 percent and mainline capacity was down 14.0 percent on a year-over-year basis. In the June quarter, Delta restored approximately 4.0 percent of the total 12.0 percent of system capacity that had been suspended as a result of the conflict in Iraq. While demand has increased since the end of major military combat in Iraq, it has not yet returned to pre-war levels and the remaining capacity reductions are necessary in order to best match capacity with demand.

         In the June 2003 quarter, Delta's fuel hedging program reduced costs by $36 million, pretax. Delta hedged 84 percent of its jet fuel requirements in the quarter at an average price of $0.78 per gallon, excluding fuel taxes. Delta's total fuel price for the June 2003 quarter was $0.76 per gallon.

         Quarterly and full year 2003 guidance on fuel hedging, capacity and unit costs is provided in Table 1 below.

DELTA REMAINS FOCUSED ON MAINTAINING LIQUIDITY

         While Delta began the June 2003 quarter with a $2.5 billion liquidity position, there were strategic opportunities in the capital markets during the quarter that allowed Delta to improve its liquidity position.

         "While Delta is taking the right steps to navigate through the financial crisis that has plagued the industry, the company still faces a long road to recovery," said M. Michele Burns, executive vice president and chief financial officer. "We continue to seek out every opportunity to build a solid financial foundation for the future."

         As of June 30, 2003, Delta had $3.0 billion in cash, of which $2.8 billion is unrestricted. Delta also had unencumbered aircraft with an estimated base value of $2.8 billion, of which approximately $500 million is eligible under Section 1110 of the U.S. Bankruptcy Code(2).

         Delta had positive cash flow from operations for the June 2003 quarter of $335 million. Excluding unusual cash items, Delta achieved breakeven cash flow from operations in the quarter.(3)

         Delta completed several significant financing transactions during the June 2003 quarter that increased Delta's liquidity position from $2.5 billion at March 31, 2003, to $3.0 billion at June 30, 2003. In April, Delta borrowed $490 million of new secured long-term debt. Also during the quarter, Delta issued $350 million of convertible senior notes, including a $50 million option exercised by the initial purchaser. On June 30, 2003, Delta completed the sale of its equity investment in Worldspan, which resulted in an immediate cash payment of approximately $285 million. The gain from this sale is recognized in other income (expense) on the Consolidated Statements of Operations.

         Delta had a $250 million receivables securitization agreement that expired at the end of March. As a result, on April 2, 2003, Delta paid $250 million, which represented the total amount owed under this agreement. In addition, Delta terminated its $500 million undrawn credit facility that was due to expire in August 2003.

         Also during the quarter, Delta received a five-year $409 million letter of credit facility that replaced an existing facility due to expire in June 2003.

DELTA CONTINUES IMPLEMENTATION OF COST CUTTING AND REVENUE ENHANCING INITIATIVES

         Delta recently announced details of its profit improvement program, which includes company-wide initiatives intended to reduce non-fuel unit costs by 15 percent by the end of 2005, as compared to 2002. Delta recognizes that network carriers must make structural changes in order to compete effectively in the ever changing industry environment. The company's broad-based profit improvement program is fundamentally transforming the way the company does business, improving productivity, increasing efficiencies and redesigning the travel process to provide customers with consistency, control and choice. During the June 2003 quarter and as discussed below, Delta continued implementing these initiatives and is currently realizing initial benefits from the program.

         The first phases of Delta's marketing agreement with Continental Airlines and Northwest Airlines were launched in June. Delta and Northwest began placing their codes on each other's flights out of Memphis and Salt Lake City in June, while Delta and Continental began codesharing on flights from Atlanta, Cleveland and Salt Lake City in July. Other customer benefits, including reciprocal frequent flyer point accrual and award redemption, airport lounge reciprocity, and frequent flyer elite status benefits also went into effect in June. By the end of 2003, Delta expects to operate 1,300 codeshare flights and place its code on an additional 1,300 flights operated by Northwest and Continental. The alliance is expected to provide Delta with an annual revenue benefit of approximately $200 million when fully implemented.

         Song, Delta's new low-fare operation, was successfully launched on April 15 and served nine markets with 10 aircraft during the June 2003 quarter. Song has consistently achieved load factors above 70.0 percent during the quarter. Song is exceeding operational expectations with a completion factor of
99.9 percent and on-time performance of 90.8 percent for the June 2003 quarter. Furthermore, Song flights have consistently been able to achieve a turn time of less than 50 minutes by using new, more efficient processes. Due to the success of this initiative, turn time efficiencies are currently being tested for use on Delta's mainline flights. By November, Song will be fully implemented, serving 28 markets with 36 aircraft.

         Delta's initiative to enhance airport self-service through the use of new technology and customer service agent roles was implemented in 35 of Delta's largest airports during the quarter, providing enhanced service to more than 60 percent of domestic passengers. The new airport lobby design is intended to get customers through the check-in process in less than two minutes. The program will be rolled out to a total of 81 airports this year, benefiting 90 percent of Delta's customers.

EXPLANATION OF UNUSUAL ITEMS

June 2003 Quarter

         In the June 2003 quarter, Delta recorded an offset to operating expenses related to government reimbursements of security costs received under the Emergency Wartime Supplemental Appropriations Act (Appropriations Act), a gain on the sale of its equity investment in Worldspan, and a charge related to derivative and hedging activities accounted for under Statement of Financial Accounting Standard (SFAS) 133. These items totaled a net gain of $421 million, net of tax, and are further described below. The attached Consolidated Statement of Operations for the June 2003 quarter shows Delta's net income as reported under Generally Accepted Accounting Principles in the United States (GAAP), as well as net loss excluding these items. Delta believes this information is helpful to investors to evaluate recurring operational performance because (1) the reimbursements received under the Appropriations Act and the gain from the sale of Delta's equity investment in Worldspan are one-time events; and (2) the SFAS 133 charge reflects volatility in earnings driven by changes in the market which are beyond the company's control.

Items excluded are:

- A $251 million gain, net of tax, from government reimbursements received under the Appropriations Act;

- A $176 million gain, net of tax, from the sale of Delta's equity investment in Worldspan; and

- A $6 million charge, net of tax, for fair value adjustments of certain equity rights in other companies and fuel derivative instruments in accordance with SFAS 133.

June 2002 Quarter

         In the June 2002 quarter, Delta recorded charges related to the temporary carrying costs of surplus pilots and grounded aircraft and SFAS 133 derivatives. These items totaled $24 million, net of tax. In addition to net loss as reported under GAAP, Delta also discloses net loss excluding these items because it believes this information is helpful to investors to evaluate recurring operational performance. For further information, please see Note 1 to the attached Consolidated Statements of Operations.

OTHER MATTERS

         Attached to this earnings release are Delta's Consolidated Statements of Operations for the three and six months ended June 30, 2003, and 2002; a statistical summary for those periods; selected balance sheet data as of June 30, 2003, and Dec. 31, 2002; and a reconciliation of certain GAAP to non-GAAP financial measures.

         Delta will host a Webcast to discuss its quarterly earnings today, July 17, at 10:00 a.m. Eastern Time. The Webcast is available via the Internet at www.delta.com/inside/investors/index.jsp.


         Delta Air Lines, the world's second largest airline in terms of passengers carried and the leading U.S. carrier across the Atlantic, offers 5,734 flights each day to 444 destinations in 79 countries on Delta, Song, Delta Express, Delta Shuttle, Delta Connection and Delta's worldwide partners. Delta is a founding member of SkyTeam, a global airline alliance that provides customers with extensive worldwide destinations, flights and services. For more information, please go to delta.com.

2003 GUIDANCE
------------------------------------------------------------ ------------------ ------------------ ------------------
                          Table 1                                 Q3 2003            Q4 2003           Full Year
                          -------
                                                                                                         2003
------------------------------------------------------------ ------------------ ------------------ ------------------
Percent of projected aircraft fuel requirements hedged              54%                45%                65%
------------------------------------------------------------ ------------------ ------------------ ------------------
Average aircraft fuel hedge price per gallon (excluding             79(cents)          76(cents)          78(cents)
fuel tax)
------------------------------------------------------------ ------------------ ------------------ ------------------
Capacity                                                       Down 6 to 7%       Down 3 to 4%       Down 5 to 6%
(year-over-year change)
------------------------------------------------------------ ------------------ ------------------ ------------------
Unit costs, excluding unusual items                             Up 6 to 7%         Up 3 to 4%         Up 6 to 7%
(year-over-year change)(4)
------------------------------------------------------------ ------------------ ------------------ ------------------
Fuel price neutralized unit costs,                              Up 5 to 6%         Up 2 to 3%         Up 4 to 5%
excluding unusual items(4,5)
(vs. prior year unit costs, excluding unusual items)
------------------------------------------------------------ ------------------ ------------------ ------------------

ENDNOTES

(1) The amount of operating cost incurred per available seat mile during a reporting period, adjusting the average fuel price per gallon for that period to equal the average fuel price per gallon for the corresponding period in the prior year.

(2) For a discussion of the method used to estimate the value of Delta's unencumbered aircraft, please see page 25 of Delta's Form 10-Q for the quarter ended March 31, 2003, which was filed with the Securities and Exchange Commission on May 15, 2003. Given the difficult business environment, there is no assurance that Delta will have access to financing using these aircraft as collateral. In any event, the amount that could be financed using these aircraft would be significantly less than their base value.

(3) Breakeven cash flow, excluding unusual cash items, equals operating cash flow of $335 million minus $398 million of government reimbursements and adding back $56 million, which represents the increase in restricted cash during the June 2003 quarter.

(4) Delta is unable to reconcile this financial measure to unit costs under GAAP for the periods presented because Delta cannot project specific unusual items that may occur in the periods presented. Please see Note 1 to the Consolidated Statements of Operations for GAAP and non-GAAP unit costs for 2002.

(5) Average aircraft fuel price per gallon was $0.71, $0.76 and $0.67 for the three months ended September 30, 2002, the three months ended December 31, 2002, and the twelve months ended December 31, 2002, respectively.


Statements in this news release that are not historical facts, including statements regarding Delta's beliefs, expectations, intentions or strategies, may be "forward-looking statements" within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the beliefs, expectations, intentions and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the effects of terrorist attacks, military conflicts, the state of the domestic and international economy, demand for air travel, the availability and cost of aircraft fuel, competitive factors in the airline industry and the outcome of negotiations on collective bargaining agreements and other labor issues. In addition, there can be no assurance that the profit improvement program goals mentioned in this news release will be achieved due to these and other factors. Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in Delta's Securities and Exchange Commission filings, including its Form 10-K for the year ended December 31, 2002, its Registration Statement on Form S-4 filed with the Commission on July 11, 2003, and its Form 8-K furnished to the Commission today. Caution should be taken not to place undue reliance on Delta's forward-looking statements, which represent Delta's views only as of July 17, 2003, and which Delta has no current intention to update.

                                      # # #

                              DELTA AIR LINES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited; in millions, except share and per share data)


                                           Three Months Ended
                                                 June 30,
                                                                             Percent
                                           2003             2002             Change
Operating Revenues:
  Passenger                              $ 3,049          $ 3,217             (5.2%)
  Cargo                                      114              109              4.6%
  Other, net                                 144              148             (2.7%)
    Total operating revenues               3,307            3,474             (4.8%)
Operating Expenses:
  Salaries and related costs               1,592            1,563              1.9%
  Aircraft fuel                              435              401              8.5%
  Depreciation and
    amortization                             299              291              2.7%
  Contracted services                        219              241             (9.1%)
  Landing fees and other rents               212              211              0.5%
  Aircraft maintenance materials
    and outside repairs                      159              181            (12.2%)
  Aircraft rent                              179              179              0.0%
  Other selling expenses                     124              140            (11.4%)
  Passenger commissions                       50               89            (43.8%)
  Passenger service                           76               98            (22.4%)
  Restructuring and related items             --               23               --
  Appropriations Act
    reimbursements                          (398)              --               --
  Other                                      164              184            (10.9%)
    Total operating expenses               3,111            3,601            (13.6%)
Operating Income (Loss)                      196             (127)              --
Other Income (Expense):
  Interest expense                          (184)            (164)           (12.2%)
  Interest income                              7                9            (22.2%)
  Gain from sale of investments              283               --               --
  Fair value adjustments of
    SFAS 133 derivatives                      (9)             (15)            40.0%
  Misc. income, net                            8               10            (20.0%)
    Total other income (expense)             105             (160)           165.6%
Income (Loss) Before Income Taxes            301             (287)           204.9%
Income Tax (Provision) Benefit              (117)             101           (215.8%)

Net Income (Loss)                            184             (186)           198.9%
Preferred Stock Dividends                     (4)              (3)           (33.3%)
Net Income (Loss) Available
  To Common Shareowners                  $   180          $  (189)           195.2%
Basic Earnings (Loss) per Share          $  1.46          $ (1.54)           194.8%

Diluted Earnings (Loss) Per Share        $  1.40          $ (1.54)           190.9%

Net Loss Excluding
  Unusual Items (Note 1)                 $  (237)         $  (162)           (46.3%)
Basic and Diluted Loss Per Share
  Excluding Unusual Items
     (Note 1)                            $ (1.95)         $ (1.34)           (45.5%)

Operating Margin                             5.9%            (3.7%)            9.6 pts.

                              DELTA AIR LINES, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
            (unaudited; in millions, except share and per share data)


                                                   Six Months Ended
                                                       June 30,

                                                                                 Percent
                                                   2003           2002            Change
Operating Revenues:
  Passenger                                      $ 5,980         $ 6,095           (1.9%)
  Cargo                                              227             220            3.2%
  Other, net                                         255             262           (2.7%)
    Total operating revenues                       6,462           6,577           (1.7%)
Operating Expenses:
  Salaries and related costs                       3,226           3,064            5.3%
  Aircraft fuel                                      946             740           27.8%
  Depreciation and amortization                      597             572            4.4%
  Contracted services                                451             504          (10.5%)
  Landing fees and other rents                       430             414            3.9%
  Aircraft maintenance materials
    and outside repairs                              303             366          (17.2%)
  Aircraft rent                                      362             357            1.4%
  Other selling expenses                             239             285          (16.1%)
  Passenger commissions                              105             196          (46.4%)
  Passenger service                                  156             192          (18.8%)
  Restructuring and related items                     43              63          (31.7%)
  Appropriations Act reimbursements                 (398)             --             --
  Other                                              341             386          (11.7%)
    Total operating expenses                       6,801           7,139           (4.7%)
Operating Loss                                      (339)           (562)          39.7%
Other Income (Expense):
  Interest expense                                  (355)           (315)         (12.7%)
  Interest income                                     17              19          (10.5%)
  Gain (loss) from sale of investments               283              (3)            --
  Loss on extinguishment of ESOP Notes               (14)             --             --
  Fair value adjustments of SFAS 133
    derivatives                                      (15)            (43)          65.1%
  Misc. income, net                                   --              15             --
    Total other income (expense)                     (84)           (327)          74.3%
Loss Before Income Taxes                            (423)           (889)          52.4%
Income Tax Benefit                                   141             306          (53.9%)

Net Loss                                            (282)           (583)          51.6%
Preferred Stock Dividends                             (8)             (7)         (14.3%)
Net Loss Available To Common Shareowners         $  (290)        $  (590)          50.8%
Basic and Diluted Loss Per Share                 $ (2.35)        $ (4.79)          50.9%

Net Loss Excluding Unusual Items (Note 1)        $  (663)        $  (516)         (28.5%)
Basic and Diluted Loss Per Share
  Excluding Unusual Items (Note 1)               $ (5.44)        $ (4.25)         (28.0%)

Operating Margin                                    -5.2%           -8.5%           3.3 pts.

                              DELTA AIR LINES, INC.
                               STATISTICAL SUMMARY
                                   (unaudited)


                                            Three Months Ended
                                                 June 30,
                                                                          Percent
                                           2003             2002           Change

Revenue Psgr Miles (millions)             24,074           26,319          (8.5%)
Available Seat Miles (millions)           32,034           35,859         (10.7%)
Passenger Mile Yield (cents)               12.67            12.23           3.6%
Operating Revenue Per
 Available Seat Mile (cents)               10.32             9.69           6.5%
Passenger Revenue Per
 Available Seat Mile (cents)                9.52             8.97           6.1%
Operating Cost per
 Available Seat Mile (cents)                9.71            10.05          (3.4%)
Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                                  10.95             9.98           9.7%
Fuel Price Neutralized
 Operating Cost per
 Available Seat Mile (cents)                9.48                *             *
Fuel Price Neutralized
 Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                                  10.72                *             *
Passenger Load Factor
 (percent)                                 75.15            73.39           1.76 pts.
Breakeven Passenger Load
 Factor (percent)                          70.34            76.30          (5.96)pts.
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 1)                                  80.16            75.79           4.37 pts.
Psgrs Enplaned (thousands)                25,969           27,427           (5.3%)
Revenue Ton Miles (millions)               2,737            3,018           (9.3%)
Cargo Ton Miles (millions)                   329              386          (14.8%)
Cargo Ton Mile Yield (cents)               34.60            28.30           22.3%
Fuel Gallons Consumed
 (millions)                                  571              634          (10.0%)
Average Price Per Fuel Gallon,
  net of hedging gains (cents)             76.29            63.13           20.8%
Number of Aircraft in Fleet,
  End of Period                              816              831           (1.8%)
Full-Time Equivalent Employees,
  End of Period                           69,800           75,700           (7.8%)

                              DELTA AIR LINES, INC.
                               STATISTICAL SUMMARY
                                   (unaudited)


                                     Six Months Ended
                                          June 30,
                                                             Percent
                                     2003        2002        Change

Revenue Psgr Miles (millions)       46,958      49,549       (5.2%)
Available Seat Miles
 (millions)                         65,238      69,599       (6.3%)
Passenger Mile Yield (cents)         12.73       12.30        3.5%
Operating Revenue Per
 Available Seat Mile (cents)          9.90        9.45        4.8%
Passenger Revenue Per
 Available Seat Mile (cents)          9.17        8.76        4.7%
Operating Cost per
 Available Seat Mile (cents)         10.42       10.26        1.6%
Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                            10.97       10.17        7.9%
Fuel Price Neutralized
 Operating Cost per
 Available Seat Mile (cents)         10.04           *           *
Fuel Price Neutralized
 Operating Cost per Available
 Seat Mile - Excluding (cents)
 (Note 1)                            10.58           *           *
Passenger Load Factor
 (percent)                           71.98       71.19        0.79 pts.
Breakeven Passenger Load
 Factor (percent)                    76.06       77.76       (1.70)pts.
Breakeven Passenger Load
 Factor - Excluding (percent)
 (Note 1)                            80.34       77.03        3.31 pts.
Psgrs Enplaned (thousands)          50,879      52,045       (2.2%)
Revenue Ton Miles (millions)         5,378       5,691       (5.5%)
Cargo Ton Miles (millions)             682         736       (7.3%)
Cargo Ton Mile Yield (cents)         33.25       29.92       11.1%
Fuel Gallons Consumed
 (millions)                          1,159       1,233       (6.0%)
Average Price Per Fuel Gallon,
  net of hedging gains (cents)       81.67       60.00       36.1%
Number of Aircraft in Fleet,
  End of Period                        816         831       (1.8%)
Full-Time Equivalent Employees,
  End of Period                     69,800      75,700       (7.8%)


SELECTED BALANCE SHEET DATA:

                                     June 30,     December 31,
                                      2003            2002
                                   (unaudited)
(in millions)
Cash and cash equivalents            $ 2,815        $ 1,969
Restricted cash                          208            134
Total assets                          25,557         24,720
Total debt, including current
    maturities                        12,187         10,740
Capital lease obligations,
    current and long-term                109            127
Total shareowners' equity                679            893

Note 1: The following tables show reconciliations of certain financial measures adjusted for the items shown below.

                                                Three Months Ended               Six Months Ended
                                                      June 30,                       June 30,
                                                2003            2002            2003            2002
(in millions)
Net loss excluding unusual items              $  (237)        $  (162)        $  (663)        $  (516)
Unusual items, net of tax:
  Pension benefits for workforce
   reductions                                      --              --             (27)             --
  Loss on extinguishment of ESOP Notes             --              --              (9)             --
  Appropriations Act reimbursements               251              --             251              --
  Sale of Worldspan investment                    176              --             176              --
  Surplus pilots / grounded aircraft               --             (15)             --             (40)
  Fair value adjustments of
   SFAS 133 derivatives                            (6)             (9)            (10)            (27)
Total unusual items, net of tax                   421             (24)            381             (67)
Net income (loss)                             $   184         $  (186)        $  (282)        $  (583)

Basic earnings (loss) per share
 excluding unusual items                      $ (1.95)        $ (1.34)        $ (5.44)        $ (4.25)
Unusual items, net of tax:
  Pension benefits for workforce
   reductions                                      --              --           (0.22)             --
  Loss on extinguishment of ESOP Notes             --              --           (0.07)             --
  Appropriations Act reimbursements              2.03              --            2.03              --
  Sale of Worldspan investment                   1.42              --            1.42              --
  Surplus pilots / grounded aircraft               --           (0.12)             --           (0.32)
  Fair value adjustments of
   SFAS 133 derivatives                         (0.04)          (0.08)          (0.07)          (0.22)
Total unusual items, net of tax                  3.41           (0.20)           3.09           (0.54)
Net income (loss)                             $  1.46         $ (1.54)        $ (2.35)        $ (4.79)

(in millions)
Operating expenses
 excluding unusual items                      $ 3,509         $ 3,578         $ 7,156         $ 7,076
Unusual items:
  Appropriations Act reimbursements              (398)             --            (398)             --
  Pension benefits for workforce
   reductions                                      --              --              43              --
  Surplus pilots / grounded aircraft               --              23              --              63
Total unusual items                              (398)             23            (355)             63
Operating expenses                            $ 3,111         $ 3,601         $ 6,801         $ 7,139


Unit costs excluding unusual items              10.95(cents)     9.98(cents)    10.97(cents)    10.17(cents)
Unusual items:
  Appropriations Act reimbursements             (1.24)             --           (0.61)             --
  Pension benefits for workforce
   reductions                                      --              --            0.06              --
  Surplus pilots / grounded aircraft               --            0.07              --            0.09
Total unusual items                             (1.24)           0.07           (0.55)           0.09

Unit costs                                       9.71(cents)    10.05(cents)    10.42(cents)    10.26(cents)

                                        Three Months Ended     Six Months Ended
                                             June 30,               June 30,
                                         2003        2002       2003        2002
Breakeven load factor
 excluding unusual items                 80.16%      75.79%     80.34%      77.03%
Unusual items:
  Appropriations Act reimbursements      (9.82)         --      (4.79)         --
  Pension benefits for workforce
   reductions                               --          --       0.51         --
  Surplus pilots / grounded aircraft        --        0.51         --        0.73
Total unusual items                      (9.82)       0.51      (4.28)       0.73
Breakeven load factor                    70.34%      76.30%     76.06%      77.76%


                                                 Three Months Ended    Six Months Ended
                                                      June 30,             June 30,
                                                        2003                 2003
(in millions, except where noted)
Fuel price neutralized unit costs(1)(3):
Operating expenses                                   $    3,111          $    6,801
Less fuel expense                                          (435)               (946)
Plus current year fuel gallons
 x prior year fuel price(2)(4)                              360                 695
Fuel price neutralized operating expenses                 3,036               6,550
ASMs                                                     32,034              65,238
Fuel price neutralized unit costs (cents)                  9.48               10.04
vs. June 2002 quarter unit costs (cents)                  10.05               10.26
Change                                                     (5.7%)              (2.1%)

(in cents, except where noted)
Fuel price neutralized unit costs - excluding:
Fuel price neutralized unit costs                          9.48               10.04
Items excluded:
  Pension benefits for workforce reductions                                   (0.06)
  Appropriations Act reimbursements                        1.24                0.61
  Rounding                                                                    (0.01)
Fuel price neutralized unit costs - excluding             10.72               10.58
vs. June 2002 quarter unit costs - excluding               9.98               10.17
Change                                                      7.4%                4.0%

(1) Operating cost per available seat mile (ASM), adjusting average fuel price per gallon for the period to equal the average fuel price per gallon for the corresponding period in the prior year.

(2) 571 million gallons x 63.13 cents/gallon for the three months ended June 30, 2003.

(3) We believe this non-GAAP financial measure assists investors in understanding the impact of changes in fuel costs on our operations.

(4) 1,159 million gallons x 60.00 cents/gallon for the six months ended June 30, 2003.

                                                 Three Months Ended      Twelve Months
                                                                            Ended
                                            September 30,  December 31,  December 31,
                                                 2002         2002           2002

Unit costs excluding unusual items              9.81(cents)   9.97(cents)  10.03(cents)
Unusual items:
  Severance costs                                 --          0.36          0.09
  Asset impairments                             0.60          0.10          0.18
  Surplus pilots / grounded aircraft            0.05          0.03          0.07
  Aircraft deferral costs                         --          0.09          0.02
  2002 closure of leased facilities               --          0.04          0.01
  Restructuring and other reserve
   reversals                                   (0.04)        (0.19)        (0.06)
  Stabilization Act compensation               (0.09)           --         (0.03)
Total unusual items                             0.52          0.43          0.28

Unit costs                                     10.33(cents)  10.40(cent)   10.31(cents)